SECOND

                            ARTICLES OF CORRECTION

                         TO THE ARTICLES OF AMENDMENT

                     TO THE ARTICLES OF INCORPORATION OF

                            ALPINE AVIATION, INC.

          The undersigned, Max A. Hansen, Secretary, of Alpine Aviation, Inc., a Utah corporation (the "Corporation"), does hereby certify:

          Pursuant to the provisions of Section 16-10A-124 of the Utah Revised Business Corporation Act, the undersigned Corporation hereby corrects for the second time the Certificate of Amendment filed December 30, 2003, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, which correction is in addition to the corrections set forth in Articles of Correction filed February 13, 2004, a copy of which is attached hereto as Exhibit B and incorporated herein by reference. The attached Certificate of Amendment and Articles of Correction incorrectly allow voting rights to the Series A Preferred Stock (as defined herein):

                                ARTICLE FOURTH

          (a) The aggregate number of shares which this Corporation shall have authority to issue is 1,050,000 shares divided into 50,000 shares of common voting stock of no par value and 1,000,000 shares of preferred stock of no par value, such preferred stock having the following rights, privileges and preferences:

          A. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series A 6.5% Preferred Stock (the "Series A Preferred Stock"), and the number of shares so designated shall be One Million (1,000,000). Each share of Series A Preferred Stock shall have no par value per share and a stated value (the "Stated Value") of the Liquidation Preference (as hereinafter defined in Section C(1)).

          B. Dividends. Holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at a rate equal to 6.5% (the "Dividend Rate") of the Liquidation Preference per share per annum (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), payable monthly, and no more.

          C. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to Nine Dollars and Ten and Four Hundred Cents ($9.1040) per share of Series A Preferred Stock (the "Liquidation Preference"), plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Series A Preferred Stock were paid in full.

          D. Voting. The Series A Preferred Stock shall have no voting rights, except the right to vote with respect to matters particular and specific to the Series A Preferred Stock only.

          E. Other Securities. Subject to any limitations contained in this Certificate of Designations, the Corporation's Articles of Incorporation and/or the Aircraft Purchase Agreement, the Board of Directors of the Corporation reserves the right to establish additional classes and/or series of capital stock of the Corporation and to designate the preferences, limitations and relative rights of any such classes and/or series; provided, however, that no such class and/or series may have preferences, limitations and relative rights which are superior to or senior to the preferences, limitations and relative rights granted to the holders of the Series A Preferred Stock.

          F. Redemption Events. In case one or more of the following events, each a redemption event, shall have occurred:

                  (a) Failure on the part of the Corporation to duly observe or perform any of the provisions of this Certificate of Designations or any of its other covenants or agreements contained in the Aircraft Purchase Agreement, or to cure any material breach in a material representation or covenant contained in the Aircraft Purchase Agreement for a period of ten (10) days after the date on which written notice of such failure or breach requiring the same to be remedied has been given by a registered holder of shares of Series A Preferred Stock to the Corporation; or

                  (b) A decree or order by a court having jurisdiction has been entered adjudging the Corporation (or any Material Subsidiary) a bankrupt or insolvent corporation, or approving a petition seeking reorganization of the Corporation (or any Material Subsidiary) under any applicable bankruptcy law and such decree or order has continued undischarged or unstayed for a period of sixty (60) days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Corporation (or any Material Subsidiary) or of all or substantially all of its property, or for the winding-up or liquidation of its affairs, has been entered, and has remained in force undischarged or unstayed for a period of sixty (60) days; or

                  (c) The Corporation (or any Material Subsidiary) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer or consent seeking reorganization under applicable law, or consents to the filing of any such petition or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of all or substantially all of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or if the Corporation (or any Material Subsidiary) shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any significant part of its property which is not released, stayed, bonded or vacated within sixty (60) days after its issue or levy; or if the Corporation (or any Material Subsidiary) takes corporate action in furtherance of any of the aforesaid purposes or conditions; or

                  (d) If any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing or under which there is at the time outstanding any indebtedness of the Corporation (or a Material Subsidiary) in excess of $100,000, or which results in such indebtedness, in an aggregate amount (with other defaulted indebtedness) in excess of $100,000 becoming due and payable prior to its due date and if such indenture or instrument so requires, the holder or holders thereof (or a trustee on their behalf) shall have declared such indebtedness due and payable; or

                  (e) If the Corporation (or a Material Subsidiary) shall default in the observance or performance of any material term or provision of a material agreement to which it is a party or by which it is bound, and such default is not waived or cured within the applicable grace period; or

                  (f) If a final judgment which, either alone or together with other outstanding final judgments against the Corporation (or a Material Subsidiary), exceeds an aggregate of $100,000 shall be rendered against the Corporation (or any Material Subsidiary) and such judgment shall have continued undischarged or unstayed for thirty (30) days after entry thereof;

            then, and in each and every such case, so long as such redemption event has not been remedied, the holders of not less than fifty-one percent (51%) of the shares of Series A Preferred Stock then outstanding, by notice in writing to the Corporation (the date of such notice the "Redemption Notice Date"), may demand that the Corporation redeem, and the Corporation shall redeem, each share of Series A Preferred Stock then outstanding at a price per share equal to one hundred and five percent (105%) of the sum of (x) the Stated Value and (y) the aggregate accrued and unpaid dividends on such Redemption Notice Date.

          For purposes of this Section F, "Material Subsidiary" means any subsidiary with respect to which the Corporation has directly or indirectly invested, loaned, advanced or guaranteed the obligations of, an aggregate amount exceeding fifteen percent (15% ) of the Corporation's gross assets, or the Corporation's proportionate share of the assets or net income of which (based on the subsidiary's most recent financial statements) exceed fifteen percent (15%) of the Corporation's gross assets or net income, respectively, or the gross revenues of which exceed fifteen percent (15%) of the gross revenues of the Corporation based upon the most recent financial statements of such subsidiary and the Corporation.

          G. Amendment. This Certificate of Designations constitutes an agreement between the Corporation and the holders of the Series A Preferred Stock. The Corporation shall not amend this Certificate of Designations or alter or repeal the preferences, rights, powers or other terms of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66- 2/3%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

          H.      Redemption by the Corporation.

                  (a) The Corporation may redeem the Series A Preferred Stock at any time, in its sole discretion, without penalty.

                  (b) In connection with any redemption of shares pursuant to this Section H, the Corporation shall give at least fifteen (15) days but not more than thirty (30) days' prior written notice of such redemption (a "Redemption Notice"), by hand delivery, by registered or certified mail or nationally recognized overnight delivery service (with charges prepaid) or sent via telecopier (if within a reasonable period of time a permanent copy is given by any of the methods described above), to all holders of record of Series A Preferred Stock, as applicable, such notice to be addressed to each holder at its address as it appears on the stock transfer books of the Corporation and to specify the redemption date (the "Redemption Date") and the Redemption Price and to state that the holders must surrender the certificates for their shares of Series A Preferred Stock on or after the Redemption Date in order to receive payment of the Redemption Price. In the event the shareholders of such Series A Preferred Stock do not receive such aggregate Redemption Price on the Redemption Date, the Corporation shall pay interest on any unpaid amount payable at a rate of ten percent (10%) per month. From and after the Redemption Date, except as set forth below, any holder of shares of Series A Preferred Stock that has been redeemed who has not duly surrendered its Series A Preferred Stock to be redeemed shall cease to be entitled to any rights except the right to receive payment of the Redemption Price. Anything herein contained to the contrary notwithstanding, in the event and to extent that the Corporation cannot or does not make or tender full payment therefor, such shares shall continue to be outstanding, to the extent permitted under law and provisions of senior and subordinated debt agreements of the Corporation, and entitled to all rights and benefits as holders of Series A Preferred Stock until full payment is made or tendered therefor as aforesaid. Shares of Series A Preferred Stock which have been redeemed may not be reissued by the Corporation as shares of such series.

                  (c) For purposes of this Section H, "Redemption Price" shall mean an amount per share equal to the sum of (x) one hundred percent (100%) of the Stated Value or Liquidated Preference per share and (y) all accrued but unpaid dividends on such shares of Series A Preferred Stock.

          I.      Redemption by the Holders.

                  (a) The Holders may demand the redemption of the Series A Preferred Stock at any time after December 31, 2008.

                  (b) For purposes of this Section I, "Redemption Price" shall mean an amount per share equal to the sum of (x) one hundred percent (100%) of the Stated Value or Liquidated Preference per share and (y) all accrued but unpaid dividends on such shares of Series A Preferred Stock.

          Leaving all other provisions of the attached Certificate of Amendment and Articles of Correction the same.

          IN WITNESS THEREOF, the undersigned officer of the Corporation, certifying that the foregoing is true and correct under penalty of perjury, has set his hand this 17th day of February, 2004.



                                    ALPINE AVIATION, INC.


                                    By /s/ Max A. Hansen
                                    ------------------------
                                    Max A. Hansen, Secretary